SCHEDULE 14A INFORMATION

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
|_| Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))

                              COMMAND SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

            1) Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------
            2)    Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------
            3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  --------------------------------------------------------------
            4)    Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------
            5)    Total fee paid:

                  --------------------------------------------------------------

|_|   Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

            1)    Amount Previously Paid:

                  --------------------------------------------------------------
            2)    Form, Schedule or Registration Statement No.:

                  --------------------------------------------------------------
            3)    Filing Party:

                  --------------------------------------------------------------
            4)    Date Filed:

                              COMMAND SYSTEMS, INC.

Dear Stockholder:

      You are cordially invited to attend our Annual Meeting of Stockholders to be held on Friday, May 21, 1999 at 10:00 AM, Eastern Time, at The Hartford Club, 46 Prospect Street, Hartford, Connecticut 06103.

      The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to elect five directors and to ratify the appointment of Ernst & Young LLP as the independent accountants of the Company.

      At the meeting, the Board of Directors will be pleased to report on the affairs of Command, and a discussion period will be provided for questions and comments of general interest to stockholders.

      We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

      Thank you for your cooperation.

                            Very truly yours,


                            /s/ Edward G. Caputo

                            EDWARD G. CAPUTO
                            President, Chief Executive Officer and Chairman of the Board

April 21, 1999

                              COMMAND SYSTEMS, INC.
                             76 Batterson Park Road
                              Farmington, CT 06032

                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 April 21, 1999

                      ------------------------------------

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Command Systems, Inc. (the "Company") will be held on Friday, May 21, 1999 at 10:00 AM, Eastern Time, at The Hartford Club, 46 Prospect Street, Hartford, Connecticut 06103, for the following purposes:

            (1) To elect five directors to serve for terms of one to three years according to classes;

            (2) To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 1999; and

            (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      Only stockholders of record at the close of business on April 16, 1999 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

      All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                          By Order of the Board of Directors


                                          /s/ Stephen L. Willcox

                                          STEPHEN L. WILLCOX
                                          Secretary

Farmington, Connecticut
April 21, 1999

                              COMMAND SYSTEMS, INC.
                             76 Batterson Park Road
                              Farmington, CT 06032

                    ----------------------------------------

                                 PROXY STATEMENT

                    ----------------------------------------

                               GENERAL INFORMATION

General

      This Proxy Statement (first mailed to stockholders on or about April 21, 1999) is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of Command Systems, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Friday, May 21, 1999 at 10:00 AM, Eastern Time, at The Hartford Club, 46 Prospect Street, Hartford, Connecticut.

      It is proposed that at the Annual Meeting: (i) five directors will be elected to serve for terms of one to three years according to classes and (ii) the appointment of Ernst & Young LLP as the independent accountants of the Company for the fiscal year ending December 31, 1999 will be ratified.

      Management currently is not aware of any other matters which will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

      Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be solicited chiefly by mail; however, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

Revocability and Voting of Proxy

      A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares of Common Stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by the Company prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of each of the nominees for director as shown on the form of proxy; and (ii) the appointment of Ernst & Young LLP as the independent accountants of the Company.

      Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby "for" the election of each of the nominees for director as shown on the form of proxy and "for" the ratification of the appointment of Ernst & Young LLP as the independent accountants of the Company, and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

      On April 16, 1999, there were 7,656,750 shares of Common Stock outstanding, each of which shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 16, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted with respect to the specific matter being voted upon. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

      The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Ernst & Young LLP.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                       CERTAIN STOCKHOLDERS AND MANAGEMENT

      The following table sets forth information as of April 16, 1999 regarding the beneficial ownership of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation" below); and (iv) all directors and executive officers of the Company as a group.

                                                     Amount and Nature of Beneficial     Percentage of
Name and Address of Beneficial Owner(1)                Ownership of Common Stock(2)       Common Stock
------------------------------------                 -------------------------------     -------------
Edward G. Caputo...................................           3,972,500                       51.9%
Phoenix Home Life Mutual
   Insurance Company...............................             579,250(3)                     7.6%
   One American Row
   P.O. Box 5956
   Hartford, CT 06102
Stephen L. Willcox.................................              20,000(4)                       *
Lee Lapioli........................................                  --                         --
Mary Lou Welch.....................................               2,500(4)                       *
William P. Scharfenstein...........................               3,000(4)                       *
John J.C. Herndon..................................             581,750(5)                       *
James M. Oates.....................................               8,500(6)                       *
Joseph D. Sargent..................................               7,500(6)                       *
All directors and executive officers as a group
(10 persons).......................................           4,613,950(7)                    60.3%

----------
*     Less than one percent.

(1) The address of each named individual is c/o Command Systems, Inc., 76 Batterson Park Road, Farmington, CT 06032.

(2) Except as otherwise indicated, each named beneficial owner has the sole voting and investment power over the shares listed opposite such beneficial owner's name.

(3) The shares are owned through PHL Global Holding Co., an indirect wholly owned subsidiary of Phoenix Home Life Mutual Insurance Company ("Phoenix").

(4) Represents shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(5) Includes 579,250 shares owned by Phoenix. Mr. Herndon is the Vice President of Strategic Development for Phoenix, a New York domiciled mutual life insurance company. Mr. Herndon expressly disclaims beneficial ownership of such shares. Also includes 2,500 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(6) Includes an aggregate of 2,500 shares of Common Stock which may be acquired upon the exercise of options.

(7) Includes an aggregate of 62,500 shares of Common Stock which may be acquired by directors and executive officers within 60 days upon the exercise of options.

                      PROPOSAL NO. 1--ELECTION OF DIRECTORS

      Five directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (all of whom are currently directors of the Company). The Board of Directors has been classified pursuant to the Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"). Under the Certificate of Incorporation, on or prior to the date on which the Company first provides notice of an annual meeting of the stockholders, or a special meeting in lieu thereof, following the initial public offering, the Board of Directors is required to divide the directors nominated for election at such meeting into three classes. These classes are required to be as nearly equal in number as reasonably possible. The Annual Meeting is the Company's first annual meeting since its initial public offering in March 1998. Accordingly, the Board of Directors has divided the Board into three classes. The term of office of the first class expires at the first annual meeting of stockholders or any special meeting in lieu thereof following the Annual Meeting. The term of office of the second class expires at the second annual meeting of stockholders or any special meeting in lieu thereof following the Annual Meeting. The term of office of the third class expires at the third annual meeting of stockholders or any special meeting in lieu thereof following the Annual Meeting. At each annual meeting of stockholders or special meeting in lieu thereof following the Annual Meeting, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

      Mr. Willcox will serve as a Class I director for a term expiring at the annual meeting of stockholders held in 2000 or at a special meeting held in lieu thereof; Messrs. Herndon and Sargent will serve as Class II directors for a term expiring at the annual meeting of stockholders held in 2001 or at a special meeting held in lieu thereof; and Messrs. Caputo and Oates will serve as Class III directors for a term expiring at the annual meeting of stockholders held in 2002 or at a special meeting held in lieu thereof. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

      The nominees, their respective ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are as follows:

                                     Year First                    Principal Occupation
Nominee                   Age      Became Director              During the Past Five Years
-------                   ---      ---------------              --------------------------
Edward G. Caputo........   49           1985           President and Chief Executive Officer and
                                                       Chairman of the Board of Directors of the
                                                       Company since its inception in 1985.

Stephen L. Willcox......   47           1997           Executive Vice President, Chief Operating
                                                       Officer and Secretary of the Company since
                                                       December 1997.  Strategic and Financial
                                                       Consultant to the Company from January 1995
                                                       to December 1997.  Various executive
                                                       capacities, including President and Chief
                                                       Operating Officer, of United HealthCare
                                                       Administrators, Inc. (including its
                                                       predecessor), a subsidiary of United
                                                       HealthCare, from January 1995 to December
                                                       1996.  Vice President of Corporate Finance
                                                       and Vice President of Employee Benefits for
                                                       The Travelers Corporation from January 1993
                                                       to December 1994.

John J.C. Herndon.......   67           1997           Vice President of Strategic Development for
                                                       Phoenix since April 1996.  Consultant to the
                                                       Advest Group in 1995.  President of the
                                                       Connecticut Development Authority and
                                                       Deputy Chief of Staff for Connecticut
                                                       Governor Lowell Weicker from 1993 to 1994.

James M. Oates..........   52           1997           Chairman of IBEX Capital Markets, LLC
                                                       since November 1996.  Managing Director of
                                                       the Wydown Group since 1994.  President and
                                                       Chief Executive Officer of Neworld Bancorp
                                                       from 1984 to 1994.

Joseph D. Sargent.......   69           1998           Chairman and Principal of Bradley, Foster &
                                                       Sargent since 1993.  Vice Chairman and
                                                       Director of Connecticut Surety Corporation
                                                       and its affiliates since 1998.  Chairman and
                                                       Director of S-K-I Ltd. from 1995 to 1996.
                                                       Chairman and Vice Chairman of Conning &
                                                       Company from 1991 to 1995.  Director of
                                                       Trenwick Group Inc., E.W. Blanch Holdings,
                                                       Policy Management Systems Corporation,
                                                       Mutual Risk Management Ltd., MMI
                                                       Companies, Inc. and Executive Risk, Inc.

      The Board of Directors of the Company has an Audit Committee and a Compensation Committee. During the year ended December 31, 1998, the Board of Directors held 13 meetings.

      The Audit Committee, composed of John J.C. Herndon, James M. Oates and Joseph D. Sargent, is charged with reviewing results and scope of audits and other services provided by the Company's independent accountants. The Audit Committee met two times during the year ended December 31, 1998.

      The Compensation Committee is composed of John J.C. Herndon, James M. Oates and Joseph D. Sargent. The Compensation Committee reviews the compensation levels of the Company's executive officers, makes recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's employees and consultants and establishes and approves salaries and incentive compensation for the Company's executive officers. The Compensation Committee also administers the Company's 1997 Employee, Director and Consultant Stock Plan. The Compensation Committee met one time in the year ended December 31, 1998.

      During the fiscal year ended December 31, 1998, each of the directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which he served.

Vote Required

      The five nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

      THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE FIVE NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES.

                            MANAGEMENT AND DIRECTORS

Directors and Executive Officers

      Our directors and executive officers are as follows:

Edward G. Caputo           49    President, Chief Executive Officer and Chairman
                                 of the Board of Directors
Stephen L. Willcox         47    Executive Vice President, Chief Operating
                                 Officer, Secretary and Director
Robert B. Dixon            62    Vice President of Finance and Treasurer
Glenn M. King              46    Vice President of Marketing and Assistant
                                 Secretary
Mary Lou Welch             51    Vice President of Sales
William P. Scharfenstein   51    Vice President of Professional Services
William Tamburro           43    Vice President of Recruiting
John J.C. Herndon(1)(2)    67    Director
James M. Oates(1)(2)       52    Director
Joseph D. Sargent(1)(2)    69    Director

-----------
(1)   Member of Audit Committee
(2)   Member of Compensation Committee

      Edward G. Caputo founded Command in April 1985 and has served as its President, Chief Executive Officer and Chairman of the Board of Directors since its inception. Prior to founding Command, for eight years Mr. Caputo served as President of Computech, Inc., a privately held consulting services company which he founded in 1977 and sold to Price Warehouse in 1985. From 1972 until he founded Computech, Mr. Caputo was a programmer for Electronic Data Systems, a systems integration company.

      Stephen L. Willcox has served as Executive Vice President, Chief Operating Officer and Secretary since December 1997 and as a Director of Command since October 1997. From July 1997 until December 1997, Mr. Willcox served as a strategic and financial consultant for Command. From January 1995 to December 1996, Mr. Willcox served in various executive capacities, including President and Chief Operating

Officer, of United HealthCare Administrators, Inc. (including its predecessor), a subsidiary of United HealthCare, a publicly held managed care company. From January 1993 to December 1994, Mr. Willcox served as the Vice President of Employee Benefits for The Travelers Corporation. From January 1982 to December 1992, Mr. Willcox held various positions in the Travelers Insurance Companies, where he most recently served as its Vice President of Corporate Finance. From 1973 to 1981, Mr. Willcox was employed by Coopers & Lybrand, including as General Practice Manager. Mr. Willcox is also a Certified Public Accountant and a Certified Management Accountant.

      Robert B. Dixon has served as our Vice President of Finance since March 1997 and as our Treasurer since December 1997. From October 1996 to March 1997, Mr. Dixon served as a Financial Consultant to Command. From July 1993 to October 1996, Mr. Dixon served as the Deputy Director and Executive Vice President of the Connecticut Development Authority, a quasi-public merchant bank that was responsible for the economic development of the State of Connecticut. In 1986 Mr. Dixon founded Dixon & Associates, a financial consulting services firm, and from inception until July 1993, Mr. Dixon served as its principal. Previously, Mr. Dixon has held senior financial positions with Citibank, The Hertz Corporation, The Gillette Company and The Ford Motor Company.

      Glenn M. King has been employed by Command in various capacities since September 1986, most recently as Vice President of Marketing and Assistant Secretary since October 1998, as Vice President of Recruiting from June 1998 to October 1998 and as Vice President of Marketing from November 1997 through June 1998. From May 1983 to September 1986, Mr. King served as a Systems Analyst for the Travelers Insurance Company, the Hartford Insurance Group and Vantage Computer Systems. From May 1979 to May 1983, Mr. King served as a Licensed Insurance Adjuster for Metropolitan Property and Casualty Insurance Co.

      Mary Lou Welch has served as our Vice President of Sales since June 1998, and also served as our Vice President of Recruiting from November 1997 through June 1998. From July 1995 to July 1997, Ms. Welch served as Vice President of Sales and Marketing for Portable Data Collection for WPI Oyster/Termiflex. From November 1994 to July 1995, Ms. Welch served as Director of Marketing for Worldwide Services for Data General Corporation. From June 1984 to November 1994, Ms. Welch held various positions from Sales Executive to Director of Marketing to the banking industry for Digital Equipment Corporation. From June 1977 to June 1984, Ms. Welch served as a Sales Representative for Control Data Corporation.

      William P. Scharfenstein has served as Vice President of Professional Services since October 1998 and Vice President of Operations from February 1998 to October 1998. From 1973 to February 1998, Mr. Scharfenstein served in various capacities for Pratt & Whitney including Senior Systems Programmer, Business Support from 1973 to 1982, Senior Systems Analyst, Operations Research from 1982 to 1986, Superior Systems Programming & Operations from 1986 to 1992, MIS Manager, Powerplant Production from 1992 to June 1997, and MIS Manager, Eagle Service from July 1997 to February 1998. Previously, Mr. Scharfenstein served as Systems Analyst for Dunham-Bush, Beneficial Computing Services and Travelers Insurance Company.

      William Tamburro has served as Vice President of Recruiting since October 1998. From June 1990 until October 1998 Mr. Tamburro served as Vice President of Information Systems recruiting for J. Morrissey & Co. From May 1985 until June 1990 Mr. Tamburro was employed in the recruiting and sales area of Command. Previously, Mr. Tamburro performed programming functions with Computech, Inc., a privately-held consulting services company.

      John J.C. Herndon has served as a Director of Command since December 1997. Mr. Herndon has served as the Vice President of Strategic Development for Phoenix since April 1996. In 1995, Mr. Herndon was a consultant to the Advest Group and successfully raised a venture capital fund for investment in companies based in Connecticut. From 1993 to 1994, he was President of the Connecticut Development Authority, a quasi-public merchant bank for economic development, and he served as Deputy Chief of Staff under Governor Lowell Weicker. From 1977 to 1985, Mr. Herndon was Senior Vice President of City Investing Company in New York, a diversified international corporation engaged in insurance, manufacturing, construction and consumer services.

      James M. Oates has served as a Director of Command since December 1997. In addition, since November 1996 to the present he has been the Chairman of IBEX Capital Markets, LLC. Mr. Oates currently is, and since 1994 has been, Managing Director of the Wydown Group, a consulting firm specializing in start-ups and growth strategies. From 1984 to 1994, Mr. Oates served as President and Chief Executive Officer of Neworld Bancorp. From 1983 to 1984, Mr. Oates served as President and Chief Operating Officer of Burgess and Leith, a full service brokerage firm. From 1977 to 1983, Mr. Oates served as President and Chief Operating Officer to Metro Bancholding Corporation. From 1973 to 1977, Mr. Oates served as Vice President of Centerre Bank, N.A. Mr. Oates serves on the Board of Directors of Investors Financial Services, Inc., Stifel Financial, Phoenix Investment Partners, Plymouth Rubber Company and Connecticut River Bancorp, all of which are publicly traded companies, and Phoenix Funds, Investors Bank & Trust, The Govett Funds and Emerson Investment.

      Joseph D. Sargent has served as a Director of Command since January 1998. Mr. Sargent has served as Chairman and Principal of Bradley, Foster & Sargent since 1993. Mr. Sargent also currently serves as Vice Chairman and Director of Connecticut Surety Corporation and its several affiliates. From 1995 to 1996, Mr. Sargent served as Chairman and Director of S-K-I Ltd. Mr. Sargent served as Chairman, and later as Vice Chairman, of Conning & Company, an investment banking firm, from 1991 to 1995 and as its Chairman and Chief Executive Officer from 1988 to 1991. Mr. Sargent is a Director of Trenwick Group Inc., E.W. Blanch Holdings, Policy Management Systems Corporation, Mutual Risk Management Ltd., MMI Companies, Inc. and Executive Risk, Inc., all of which are publicly held companies.

      During the period of Mr. Willcox's service as Vice President of Corporate Finance for The Travelers Corporation, the Securities and Exchange Commission commenced an investigation into the manner in which Travelers and its wholly-owned subsidiary, The Travelers Insurance Company, implemented an accounting rule known as FAS 97. FAS 97 was promulgated by the Financial Accounting Standards Board in 1988. The rule required the elimination in 1989 of certain types of reserves for real estate investments. The Commission contended that Travelers had omitted to state material facts in its 1988 annual report and in the 1989 annual and quarterly reports of Travelers and its subsidiary by (1) failing to eliminate a $231 million risk reserve and (2) taking a $231 million charge against its 1989 earnings, which would have reduced Travelers' 1989 earnings to $277 million from the reported $508 million.

      In early 1989, Travelers' Chief Financial Officer assigned Mr. Willcox to assemble and lead a task force to recommend the proper implementation of FAS 97 with respect to certain reserves maintained by the subsidiary's Asset Management and Pension Services Department. The task force consisted of several of Travelers employees, representing a cross-section of Travelers' employees with information relevant to the implementation of FAS 97, and included representatives from that department and Travelers' financial standards, corporate tax, and financial reporting units. While the task force reviewed information provided by the Asset Management and Pension Services Department personnel regarding how the reserve was developed and funded, representatives from Travelers and its independent accountants, a nationally-recognized accounting firm, also worked on the subsidiary's implementation of FAS 97.

      Following investigative proceedings pursuant to Section 21 C of the Exchange Act of 1934, the Commission in May 1994 entered into an order:

      o requiring Travelers and its subsidiary to restate their consolidated financial statements as of and for the year ended December 31, 1989 in order to implement FAS 97 properly and

      o directing the subsidiary, Travelers' Chief Financial Officer and Mr. Willcox to cease and desist from violating or causing violations of
            Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1 and
            13a-13.

      As part of the settlement with the commission, Travelers, its Chief Financial Officer, Traveler's subsidiary and Mr. Willcox agreed to the Travelers' order without admitting or denying the charges. Following the release of the Travelers' order, the AICPA closed an investigation as to whether Mr. Willcox violated its Codes of Professional Conduct or the code of the Connecticut Society of CPAs and took no action.

      There are no family relationships among any of our executive officers and directors.

                             EXECUTIVE COMPENSATION

      The following table sets forth certain summary information concerning the compensation earned by (1) our President and Chief Executive Officer and (2) our four other most highly compensated executive officers whose total salary for fiscal 1998 exceeded $100,000, for services rendered to Command and its subsidiaries in all capacities during each of the fiscal years indicated. No executive who would otherwise have been includable in such table on the basis of salary and bonus earned for fiscal 1998 has resigned or otherwise terminated employment during fiscal 1998.

                           Summary Compensation Table

                                                           Annual                  Long-Term
                                                       Compensation(1)           Compensation
                                                  -------------------------      ------------
                                                                                 Common Stock
                                                                                  Underlying
Name and Principal Position              Year     Salary ($)      Bonus ($)       Options (#)
---------------------------              ----     ----------      ---------       -----------
Edward G. Caputo-- President             1998      150,000            0                   0
and Chief Executive Officer...........   1997      151,198            0                   0

Stephen L. Willcox-- Executive           1998      175,000            0              50,000
Vice  President and Chief                1997            0            0                   0
  Operating Officer ..................

Lee Lapioli-- Former Vice                1998      150,000            0                   0
President of Education and               1997      116,574            0                   0
  Training ...........................

Mary Lou Welch-- Vice                    1998      146,250            0                   0
President of Sales ...................   1997       21,854            0              12,500

William P. Scharfenstein-- Vice          1998      137,500            0              12,500
President of Professional Services ...   1997            0            0                   0

----------
(1) Amounts reflected do not include perquisites and other personal benefits received by any named executive, which, in all instances, were less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive.

      The following table provides information related to options granted to the named executive officers during the fiscal year ended December 31, 1998.

                        Option Grants In Last Fiscal Year

                                                 Individual Grants
                           -----------------------------------------------------------
                                            % of Total                                     Potential Realizable Value at
                                             Options                                          Assumed Annual Rates of
                                            Granted to                                        Stock Price Appreciation
                           Options         Employees in     Exercise or                          For Option Term(2)
                           Granted            Fiscal        Base Price      Expiration           ------------------
Name                        (#)(1)             Year          ($/share)         Date          5% ($)            10% ($)
----                        ------             ----          ---------         ----
Edward G. Caputo                --              --               --               --             --                 --

Stephen L. Willcox          50,000            53.1%              $9           1/1/08        733,003          1,167,184

Lee Lapioli                     --              --               --               --             --                 --

Mary Lou Welch                  --              --               --               --             --                 --

William P. Scharfenstein    12,500            13.3%             $12          3/12/08        244,334            389,061

----------
(1) Options are granted pursuant to and in accordance with our 1997 Employee, Director and Consultant Stock Plan.

(2) Potential realizable value is based on the assumption that the price per share of common stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 5% and 10% annual rates of appreciation compounded annually over the term of the option are set forth in accordance with the rules and regulations adopted by the Securities and Exchange Commission and do not represent our estimate of stock price appreciation.

      The following table sets forth information with respect to (i) stock options exercised in the fiscal year ended December 31, 1998 by the persons named in the Summary Compensation Table and (ii) unexercised stock options held by such individuals at December 31, 1998.

                 Aggregated Option Exercises In Last Fiscal Year
                        And Fiscal Year-End Option Values

                                         Number of Unexercised             Value of Unexercised in-
                                        Options Held at Fiscal            the-Money Options at Fiscal
                                              Year End (#)                      Year End ($) (1)
                                        ----------------------            ---------------------------

Name                                Exercisable        Unexercisable    Exercisable       Unexercisable
----                                -----------        -------------    -----------       -------------
Edward G. Caputo...............            --                  --           --                 --

Stephen L. Willcox.............        20,000              30,000            0                  0

Lee Lapioli....................            --                  --           --                 --

Mary Lou Welch.................         2,500              10,000            0                  0

William P. Scharfenstein.......         2,500              10,000            0                  0

----------
(1) Computed based upon the difference between the last sale price per share of the Company's Common Stock of $3.38 on December 31, 1998 and the exercise price of (i) $9.00 per share in the case of Mr. Willcox and Ms. Welch and (ii) $12.00 per share in the case of Mr. Scharfenstein.

Employment Agreements

      The Company and Mr. Caputo have entered into an employment agreement with an initial term expiring January 1, 2001, which will be automatically extended annually for an additional period of one year unless either Mr. Caputo or the Company gives 60 days' prior written notice to the other that such automatic extension will not occur. The employment agreement sets forth:

      o the terms of Mr. Caputo's employment as President and Chief Executive Officer,

      o Mr. Caputo's agreement not to compete with the Company by rendering information technology consulting or staffing services to customers in the insurance, banking, brokerage or other financial services industries during the term of his employment and for a period of two years following the expiration or termination of such employment and

      o Mr. Caputo's agreement to protect and preserve information and property which is confidential and proprietary to the Company.

      The employment agreement does not provide for any specified compensation to Mr. Caputo and contains no provisions regarding compensation in the event of his severance or upon a change of control of Command.

      The Company and Mr. Willcox have entered into an employment agreement pursuant to which, among other things, in the event that Mr. Willcox's employment is terminated voluntarily or by the Company for any reason other than for "cause" as defined in the agreement, Mr. Willcox will be entitled to a severance payment equal to one-half of his annual base salary in effect on the date of termination, but in no event less than $87,500. The Company may pay this severance either as a lump sum or over a six-month period following termination.

Compensation of Directors

      Non-employee directors each receive a monthly fee of $1,000 and are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings. Non-employee directors are also eligible for participation in our 1997 Employee, Director and Consultant Stock Plan. We have granted non-qualified stock options to non-employee directors as an incentive to join or remain on the Board of Directors. We may do the same in the future. Upon joining the Board of Directors, each of Messrs. Herndon and Oates were granted an option to purchase 5,000 shares of common stock at an exercise price of $9.00 per share, 25% of which vested immediately and the remainder of which will vest ratably on each of the first, second and third anniversary of the date of the initial grant. Mr. Sargent has been granted an option, effective as of March 12, 1998, to purchase 5,000 shares of common stock at an exercise of $12.00 per share. Of this option, 25% vested immediately and an additional 25% vested on March 12, 1999; the remainder will vest ratably on each of March 12, 2000 and March 12, 2001.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors advises the Chief Executive Officer and the Board of Directors on compensation matters generally, determines the compensation of the Chief Executive Officer, reviews and takes action on the recommendation of the Chief Executive Officer as to the appropriate compensation of other officers and key personnel, and approves the grants of bonuses to officers and key personnel. The Compensation Committee is also responsible for the administration of the Company's 1997 Employee, Director and Consultant Stock Plan.

General Compensation Policy For Executive Officers. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon each executive officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) cash bonuses which reflect the achievement of performance objectives and goals, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

Factors. The principal factors which the Compensation Committee considered with respect to each executive officer's compensation for fiscal 1998 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors with respect to executive compensation for future years.

      o Base Salary. The base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry, and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. Base salaries are generally reviewed on an annual basis, with adjustments made in accordance with the factors indicated above. In addition, in reviewing annual adjustments, the Compensation Committee takes into account the Company's performance in the fiscal year then ended.

      o Bonus. The incentive compensation of executive officers is closely related to Company performance. A portion of the cash compensation of executive officers consists of contingent compensation. Bonus awards are based on, among other things, performance objectives and goals that are tailored to the responsibilities and functions of key executives. The Compensation Committee felt that the Company's executives and key employees reached personalized performance objectives, and contributed to the Company's successful completion of its initial public offering in March 1998 and to the Company's revenue growth during 1998. As a result of the Company's earnings performance during 1998, however, the Compensation Committee did not approve any bonuses to its executive officers for 1998.

      o Long-Term Incentive Compensation. Long-term incentives are provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a five-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates. The Company granted certain options prior to its initial public offering. As a result of the Company's performance for the year ended December 31, 1998, however, the Compensation Committee did not grant stock options to its executive officers at the end of 1998.

CEO Compensation. In determining the base salary payable to the Company's Chief Executive Officer in 1998, the Compensation Committee considered the CEO's performance in fiscal 1997, and the Company's performance in fiscal 1997. The Compensation Committee felt that Mr. Caputo was instrumental in assisting the Company to complete its initial public offering and increase its revenues during 1998. As a result of the Company's earnings results, however, the Compensation Committee determined not to grant any of the Company's executive officers, including Mr. Caputo, a year-end bonus or stock option grant.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction for certain compensation exceeding $1,000,000 paid to the Chief Executive Officer or any of the four other highest paid executive officers, excluding (among other things) certain performance-based compensation. Through December 31, 1998, this provision has not affected the Company's tax deductions, but the Committee will continue to monitor the potential impact of Section 162(m) on the Company's ability to deduct executive compensation.

                             Compensation Committee

                     John J.C. Herndon, Chairman of the Compensation Committee James M. Oates
                     Joseph D. Sargent

Compensation Committee Interlocks and Insider Participation

      The Company's Board of Directors did not have a Compensation Committee during 1997. Consequently, all Directors participated in deliberations concerning executive compensation, including decisions relative to their own compensation. In January 1998 following the addition of Messrs. Herndon and Oates, the Board of Directors created a Compensation Committee. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. Mr. Herndon is the Vice President of Strategic Development for Phoenix Home Life Mutual Insurance Company. Mr. Oates is a director of Phoenix Duff & Phelps and Phoenix Funds which are affiliates of Phoenix. See "Certain Relationships and Related Transactions."

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

      Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1998 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, except that William P. Scharfenstein, James M. Oates and Joseph D. Sargent inadvertently failed to file Form 4s to report the purchase of 500 shares, 6,000 shares and 5,000 shares of Common Stock, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Phoenix

      In June 1996, the Company entered into an agreement with Phoenix to establish an offshore technology resource center in Bangalore, India. In connection therewith, the Company formed Command International Holdings, LLC, a corporation organized under the laws of Mauritius ("Command Holdings"), and Command International Software Pvt., an Indian unlimited liability company ("Command Software"). Pursuant to the terms of the agreement the Company owned 100% of the outstanding equity of Command Holdings which in turn owned 51% of the outstanding equity of Command Software. The remaining 49% ownership in Command Software was owned by PHL Global Holding Co., a wholly-owned subsidiary of PM Holdings, Inc., which in turn is wholly-owned by Phoenix. During 1996 and 1997, Phoenix made certain advances to the Company and Command Holdings. Notes evidencing these advances (the "Notes") bore interest at 15% per annum and were due and payable in full five years from the date of each such Note. At the time the offshore technology resource center was established, the only relationship between the Company and Phoenix was that the Company provided information technology services to Phoenix.

      On August 26, 1997, the Company and Phoenix effected a transaction pursuant to which the Notes, including the right to receive prior interest accrued thereon, evidencing indebtedness to Phoenix of approximately $2.2 million, were exchanged for an aggregate of 100 shares of Series A Redeemable Convertible Preferred Stock. These shares of Series A Redeemable Convertible Preferred Stock were convertible on a 5,225 for one basis into 522,500 shares of the Company's Common Stock. In addition, the Series A Redeemable Convertible Preferred Stock was entitled to a mandatory 10% cash dividend. Phoenix was granted certain registration rights in connection with this transaction. The Company pledged all of its shares held in Command Holdings (the "CH Shares"), its wholly-owned subsidiary, to Phoenix to secure the Company's dividend and redemption obligations arising under the Series A Redeemable Convertible Preferred Stock. In connection with the foregoing transactions, Edward G. Caputo transferred all the shares owned by him in Command Holdings to the Company, which shares constituted a portion of the CH Shares. In addition, Mr. Caputo guaranteed the Company's dividend and redemption obligations arising under the Series A Redeemable Convertible Preferred Stock.

      As of December 31, 1997, the Company and Phoenix completed a transaction whereby the 49% interest in Command Software owned by PHL Global Holding Co. ("PHL"), an indirect wholly-owned subsidiary of Phoenix, was exchanged for 100 shares of Series B Redeemable Convertible Preferred Stock. These shares of Series B Redeemable Convertible Preferred Stock were convertible on a 6,592.5 for 1 basis into 659,250 shares of Common Stock and were entitled to a mandatory 10% cash dividend. Phoenix was granted certain registration rights in connection with this transaction.

      All shares of Series A and Series B Redeemable Convertible Preferred Stock outstanding as of the consummation of the Company's initial public offering in March 1998 were converted into an aggregate of 1,181,750 shares of Common Stock. Phoenix sold 602,500 shares of Common Stock in the Company's initial public offering at a purchase price of $12.00 per share, less underwriting discounts and commissions.

      In connection with the issuance of the Series A and Series B Redeemable Convertible Preferred Stock, the Company entered into a Co-Sale Agreement with Mr. Caputo and each of Phoenix and PHL (collectively, the "Co-Sale Agreements"). Pursuant to the Co-Sale Agreements, Mr. Caputo has granted to Phoenix and PHL the right to participate in any sale of Common Stock or preferred stock, if any, of the Company (collectively, "Co-Sale Stock") by Mr. Caputo, upon the same terms and conditions as the proposed sale, with the exception of certain specified transfers. The Co-Sale Agreements will terminate upon the earliest to occur of (i) ten years after the date of such agreement, (ii) the date that Mr. Caputo ceases to own shares of Co-Sale Stock constituting at least 25% of the Company's issued and outstanding Common Stock on a fully-diluted basis and (iii) the date that Phoenix and PHL, together with their respective affiliates, cease to own shares of Common Stock constituting at least 5% of the Company's issued and outstanding Common Stock on a fully-diluted basis.

      For the year ended December 31, 1998 the Company provided IT services to Phoenix, which generated revenue of approximately $2,165,000. These services were provided on terms no less favorable to the Company than were obtained during this same period from unaffiliated third parties. There can be no assurance that the Company will continue to provide this level of services to Phoenix, if at all.

Transactions with Officers

      All transactions, including any loan from the Company to its officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                     COMPARATIVE PERFORMANCE BY THE COMPANY

      The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index and
(ii) a published industry index or peer group. Although the chart would normally be for a five-year period, the Common Stock of the Company began trading publicly on March 13, 1998 and, as a result, the following chart commences as of such date. This chart compares the Common Stock with (i) the Nasdaq Stock Market-United States Index and (ii) an index of peer companies constructed by the Company. Included in the peer group are Complete Business Solutions, Inc., Computer Horizons Corp., Condor Technology Solutions, Inc., IMR Global Corporation and Prt Group Inc.

                              Command Systems, Inc.
                      Comparison of Cumulative Total Return
                      (March 13, 1998 - December 31, 1998)

                                             Cumulative Total Return
                                    ----------------------------------------
                                    3/13/98    3/98    6/98    9/98    12/98

      COMMAND SYSTEMS, INC.           100       119      42     26       28
      PEER GROUP                      100       108      93     66       75
      NASDAQ STOCK MARKET (U.S.)      100       104     107     97      125

                   PROPOSAL NO. 2--RATIFICATION OF APPOINTMENT
                   OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The stockholders will be asked to ratify the appointment of Ernst & Young LLP as the independent accountants of the Company for the fiscal year ending December 31, 1999. Ernst & Young LLP audited the consolidated financial statements of the Company for the year ended December 31, 1998. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

Vote Required

      The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present or represented and entitled to vote is required for the ratification of the appointment of Ernst & Young LLP as the independent accountants of the Company. Abstentions and broker non-votes have the same legal effect as votes cast against this proposal.

      THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                              STOCKHOLDER PROPOSALS

      All stockholder proposals which are intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 2000 must be received by the Company no later than December 22, 1999 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

      The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

      The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                              By Order of the Board of Directors


                                              /s/ Stephen L. Willcox

                                              STEPHEN L. WILLCOX
                                              Secretary

Dated: April 21, 1999

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: COMMAND SYSTEMS, INC.,
ATTENTION: CORPORATE SECRETARY, 76 BATTERSON PARK ROAD, FARMINGTON, CT 06032.

                                      PROXY

                              COMMAND SYSTEMS, INC.

        This Proxy is Solicited by the Board of Directors for the Annual
               Meeting of Stockholders to be held on May 21, 1999

      The undersigned, a stockholder of Command Systems, Inc. (the "Corporation"), hereby constitutes and appoints Edward G. Caputo and Stephen L. Willcox and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Friday, May 21, 1999, and at any and all adjournments or postponements thereof, as follows:

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

COMMAND SYSTEMS, INC.
c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040

      Please mark
|X|   votes as in
      this example.

1.    ELECTION OF DIRECTORS

      Nominees: Edward G. Caputo, Stephen L. Willcox, John J.C. Herndon,
                James M. Oates and Joseph D. Sargent

                FOR                           WITHHELD
                ALL                           FROM ALL
              NOMINEES   |_|            |_|   NOMINEES

      |_| ____________________________________________
          For all nominees except as noted above

                                              FOR      AGAINST      ABSTAIN
2.    Proposal to ratify appointment of
      Ernst & Young LLP as the Company's      |_|        |_|          |_|
      independent public accountants for
      the 1999 fiscal year.

3. In accordance with their discretion upon such other matters as may properly come before the meeting and any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   |_|

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

(Please sign exactly as name appears on share certificate. When shares are registered jointly, all owners must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature: ______________ Date: _______ Signature: ______________ Date: _______